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                                                                 EXHIBIT 99.1

                 ACORN PRODUCTS ANNOUNCES ELECTION OF NEW CHAIRMAN

     Acorn Products, Inc. (NASDAQ: ACRN) announced today that its Board of Directors has elected W. Wallace Abbott as Chairman of its Board of Directors. Mr. Abbott, who has been a director of Acorn since January 1997, is a retired senior executive of Procter & Gamble. Mr. Abbott brings with him extensive experience in consumer products marketing and general management to the Chairman's role. Mr. Abbott replaces Conor D. Reilly as Chairman, who resigned from his position as director and Chairman of the Board of Acorn pursuant to the policies of the law firm in which he is a partner. Mr. Abbott commented, "I look forward to contributing to the operational vision and direction of the Company. With the changes made in the management team and the support of our majority stockholder, the Company is poised to take advantage of its strong relationships with its customers, vendors and employees."

     Acorn also announced today that investment funds arranged and/or managed by Oaktree Capital Management LLC and Trust Company of the West (the "Funds"), which collectively constitute the majority stockholder of Acorn, made a capital infusion of $6 million into Acorn's operating subsidiary, UnionTools, Inc., in connection with a simultaneous amendment (the "Amendment") to Acorn's existing credit facility with a group of lenders led by Heller Financial, Inc.

     Cory Meyer, Acorn's President and Chief Executive Officer, stated, "We are gratified by the confidence that our majority stockholder and other constituencies have shown in the new management team and are excited about the opportunities ahead of us. We believe that now we have the resources necessary to carry out our operating plan that will enable us to continue to drive the business forward and improve stockholder value."

     Acorn Products, Inc., through its operating subsidiary UnionTools, Inc., is a leading manufacturer and marketer of non-powered lawn and garden tools in the United States. Acorn's principal products include long handle tools (such as forks, hoes, rakes and shovels), snow tools, posthole diggers, wheelbarrows, striking tools, cutting tools and watering products. Acorn sells its products under a variety of well-known brand names, including Razor-Back-TM-, Union-TM-, Yard 'n Garden-TM-, Perfect Cut-TM- and, pursuant to a license agreement, Scotts-TM-. In addition, Acorn manufactures private label products for a variety of retailers. Acorn's customers include mass merchants, home centers, buying groups and farm and industrial suppliers.

     Razor-Back-TM-, Union-TM-, Yard 'n Garden-TM- and Perfect Cut-TM- are registered trademarks of Acorn. Scotts-TM- is a registered trademark of The Scotts Company.

     The statements contained herein that are not purely historical are forward looking statements within the meaning of the Securities Exchange Act of 1934, including statements regarding Acorn's expectations, beliefs, hopes, intentions or strategies regarding the future. All forward looking statements contained herein are based upon information available to Acorn as of the date hereof, and Acorn assumes no obligation to update any such forward looking statements.


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Actual results could differ materially from Acorn's current expectations.
Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in Acorn's Annual Report on Form 10-K for the fiscal year ended July 31, 1998, Acorn's Current Report on Form 8-K dated September 18, 1997, as amended on October 29, 1998, and as may be amended from time to time, and the other reports filed from time to time by Acorn with the Securities and Exchange Commission.

Contact: John G. Jacob, Vice President and Chief Financial Officer of Acorn Products, Inc. (614) 222-4400.